Exhibit 99.1

CNL Hotels & Resorts
Management Update

July 12, 2005

Tom Hutchison - CEO, CNL Hotels & Resorts, Inc.
Welcome, thank you for listening to the CNL Hotels & Resorts management update. I am Tom Hutchison, the CEO of CNL Hotels & Resorts and I am joined by Brian Strickland, our executive vice president and chief financial officer, and John Griswold, our president and chief operating officer.

The purpose of this management update is to discuss the change in our second quarter distribution rate, which was approved by our Board of Directors on June 16, 2005. You can log onto our Website at www.cnlhotels.com to access our Form 8-K filed on June 22nd, which discusses the change in our distribution rate, and to listen to this management update, which will remain posted on our Website for 30 days. This update should last approximately 7 minutes.

We hope you have already had an opportunity to review our operating results for the first quarter of 2005, as reported in our Earnings Release and Quarterly Report on Form 10-Q. For the first quarter of 2005, we reported positive operating performance which, in part, reflects the integration of the luxury resorts and upper-upscale properties we acquired in April 2004, and we are optimistic that we can build on this early momentum for the remainder of the year.

Furthermore, we are encouraged that our portfolio outperformed our expectations during this highest-performing seasonal period and surpassed the U.S. lodging industry’s year-over-year revenue per available room, or RevPAR, growth by 4.4 percentage points.

Now, I would like to turn this update over to Brian Strickland to discuss the recent change in our distribution rate for the second quarter of 2005. Brian?

Brian Strickland - Executive Vice President & Chief Financial Officer
Thanks Tom, and welcome to all those listening. We appreciate your interest in CNL Hotels & Resorts.

Please be reminded that this management update may contain certain statements which are considered forward-looking statements within the meaning of the federal securities laws and regulations. These forward-looking statements are based on current expectations, estimates and projections about future events, including but not limited to, the ability to sustain distributions, the reinvestment in properties and expectations for future periods based on current period results. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors which could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements. Additional information concerning factors that could cause actual results to differ from those in these forward-looking statements is contained in our SEC filings, including our Current Report on Form 8-K filed with the SEC on June 22, 2005.

As Tom mentioned, my remarks will be centered on the change in our distribution rate recently approved by our Board of Directors, which was based upon their second quarter analysis pursuant to our distribution policy. Beginning in the third quarter of 2004, we reported that a possible reduction in our distribution rate would support the long-term financial goals of our company. Most recently, in our Form 10-Q filing for the first quarter of 2005, we indicated that we expected to reduce our distribution rate as early as the second quarter of the year.

The amount of our second quarter distribution reflects a distribution rate of $0.25 per share. We expect to sustain this distribution rate for the remainder of 2005, and are also targeting an annualized rate of $1.10 per share, although there can be no assurance we will achieve these targets. According to the National Association of Real Estate Investment Trusts, the current weighted average distribution rate for traded lodging REITs is at 3.5 percent.

While the decision to adjust our distribution rate was based on a number of business factors, I wanted to highlight a few of those factors:

▪	First, the postponement of our listing event in August 2004 deferred an opportunity for us to raise additional equity capital in the public markets.

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Secondly, the industry downturn was deeper and longer than we or industry experts anticipated and a portion of our properties were recently constructed, renovated or repositioned, which caused us to utilize the majority of our minimum return guarantees and credit enhancements as of year-end 2004.

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Other factors included our long-term strategy to generate additional operating income by reinvesting funds in the development, renovation and expansion of our premier properties, as well as our commitment to manage our corporate debt and to enhance the flexibility of our balance sheet.

We have carefully evaluated our decision to reduce the distribution rate and firmly believe it is the best course of action to create long-term value for the Company and our stockholders.

Next, I would like to turn this update over to John Griswold to share his insights on the lodging sector and to discuss our recent reinvestment initiatives. John?

John Griswold - President & Chief Operating Officer
Thanks Brian. Industry analysts are now reporting that lodging real estate values have increased, and are expected to continue to increase as a result of anticipated cash flows over the next few years. We believe our strategy of investing in the lodging sector when it was out of favor between 2001 and 2004, as well as our current focus on maximizing internal revenue growth, positions us to take advantage of the favorable lodging market fundamentals.

As the lodging industry continues to gain momentum, we remain focused on maximizing internal revenue growth at our properties. And in 2005, we intend to reinvest approximately $128 million in our portfolio, of which certain amounts have been invested, through value-enhancing renovation and development projects at core properties.

For example, at the legendary Hotel del Coronado, we will start development of beachfront units on a parcel of land adjacent to the property, as well as the expansion of fitness and spa facilities. Once completed, we believe these investments will provide opportunity for increased room revenue and additional non-room income.

Another example is the construction of a new 24,000-square-foot ballroom facility at the Doral Golf Resort & Spa, A Marriott Resort. This improvement will be complemented by a renovation of the clubhouse and spa, as well as capital improvements to the resort’s golf courses. Hopefully you saw the Blue Monster course first-hand in March, when Tiger Woods took home the trophy at the Ford Championship at Doral. We anticipate that the new ballroom facility and other renovations will attract larger groups to the resort, thereby increasing room, banquet and golf revenues.

Tom Hutchison has some concluding comments.

Tom Hutchison - CEO, CNL Hotels & Resorts, Inc.
In closing, we are pleased with the performance of our properties through the first quarter of 2005 and believe the reduction in our distribution rate for the second quarter of 2005 is consistent with our long-term financial goals. We remain committed on creating stockholder value through maximizing internal revenue growth at our portfolio of properties, and through actively recycling capital and strengthening our balance sheet.

This concludes our management update. Our Investor Relations team will be happy to respond to any questions you may have, and can be contacted through our Investor Relations main number at 866-650-0650. Thank you for allowing us to be stewards of your investment in CNL Hotels & Resorts and for your participation in this management update. Have a great day.